SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
          Under Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


Commission File No. 0-23318

                        Mid-Central Financial Corporation
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             (Exact name of registrant as specified in its charter)


                           520 South Jefferson Street
                                Wadena, MN 56482
                                  218-631-1414
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           Common Stock $.10 par value
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            (Title of each class of securities covered by this Form)


                                      None
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           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(ii)  [X]
         Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(ii)  [ ]
         Rule 12g-4(a)(2)(ii)  [ ]          Rule 15d-6            [ ]
         Rule 12h-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the certification or notice date: 201

Pursuant to the requirements of the Securities Exchange Act of 1934, Mid-Central Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 8, 1997                     By: /s/ Gary W. Sellman
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                                          Gary W. Sellman
                                          President and Chief Executive Officer